Exhibit 10.24

Tesco Corporation
3993 W. Sam Houston Parkway N., Suite 100
Houston, Texas 77043-1211 USA

Julio_Quintana@tescocorp.com
(713) 359-7101

Julio M. Quintana
President and Chief Executive Officer

Fernando R. Assing

Re: Promotion to Senior Vice President and Chief Operating Officer

Dear Fernando:

We are pleased to offer you the following promotion as approved by resolution of the Board of Directors at its August 10, 2011 meeting. Your new position is Senior Vice President and Chief Operating Officer. In that role, you report directly to me, Julio M. Quintana, President and Chief Executive Officer. The effective start date of this promotion shall be July 15, 2011.

Compensation

•	Annual Base Salary - $325,000

•	2011 Short-Term Incentive Plan (STIP) - Target Award of 70% of Annual Base Salary and a Maximum Target of 140% of Annual Base Salary

Employment Agreement

This Letter Agreement, as of July 15, 2011, amends your existing employment agreement to reflect these changes to your position and compensation. All other terms and conditions of your existing employment agreement remain unchanged and in full effect.

To accept this offer, please sign and return in confidence to Guy Bennett, Vice President, Human Resources of Tesco Corporation (US).

Sincerely,                        Employee

/s/ Julio M. Quintana                    /s/ Fernando R. Assing
Julio M. Quintana                    Fernando R. Assing
President and Chief Executive Officer            Date: February 23, 2012